Exhibit 99.1

Investor Contact: EVC Group, Inc. Douglas Sherk/Jenifer Kirtland 415-896-6820

Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Thermage Provides Preliminary Fourth Quarter

and Full Year 2007 Financial Results

Full-Year Revenue Expected to Increase 16% over FY 2006

Hayward, Calif., January 16, 2008 — Thermage, Inc. (Nasdaq: THRM), a leader in non-invasive tissue tightening in the aesthetic industry, today provided an update on its expectations for its financial results for the fourth quarter and full year ended December 31, 2007.

The Company currently expects revenue for the fourth quarter 2007 to be in the range of $16.5 million to $16.7 million, which would represent an increase of approximately 12% over fourth quarter 2006 revenue of $14.8 million. Full-year revenue for 2007 is expected to be between $63.0 and $63.2 million, in-line with the Company’s previous guidance, and an increase of approximately 16% over full-year 2006 revenue of $54.3 million.

For the fourth quarter 2007, gross profit margin is expected to exceed 76% and revenue from the sale of treatment tips and other consumables is expected to represent approximately 75% of total revenue. For the full year 2007, the Company expects net income on a GAAP basis to be in a range of $0.10 to $0.11 per diluted share and non-GAAP earnings are expected to be in a range of $0.29 to $0.30 per diluted share. The per share earnings amounts are based on fully diluted weighted average shares of 25.7 million. As of December 31, 2007, the Company expects to have more than $52 million in cash and short-term investments.

“We finished 2007 with record revenue and earnings, in line with the expectations provided during our conference call in November,” said Stephen J. Fanning, Chairman, President and Chief Executive Officer. “During the fourth quarter, we generated strong sales of disposable tips, which helped our gross profit margins. Looking into 2008, we are experiencing good traction with our recently introduced ThermaCool STC and DC tips. With new products scheduled to be released later in this current quarter, including a tip that addresses cellulite, we believe 2008 will be another year of solid growth for Thermage.”

The Company anticipates that its full fourth quarter and fiscal year ended December 31, 2007 financial results press release will be issued, and corresponding earnings call will take place, during the week of February 18th.

Non-GAAP Presentation:

(1) To supplement the financial estimates presented on a GAAP basis, management has provided non-GAAP estimate of net income per share that exclude the impact of all stock-based compensation expenses net of income taxes. The Company believes that these non-GAAP financial estimates provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends. This presentation is also consistent with management’s internal use of the measure, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. A table reconciling the GAAP financial measures to the non-GAAP measures is attached to this release.

About Thermage, Inc.

Thermage’s innovative technology provides a unique non-invasive procedure designed to tighten and contour skin, significantly expanding the non-invasive aesthetic applications physicians can offer to the rapidly growing “anti-aging” market. For more information, call 1-510-259-7117 or visit www.thermage.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Thermage’s fourth quarter and full year revenue, sales from treatment tips and other consumables, fourth quarter gross profit margin, ability to continue to grow demand for Thermage treatments, timing of a cellulite product launch, and outlook for growth in 2008 are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Thermage’s actual results to differ materially from the statements contained herein. Thermage’s fourth quarter December 31, 2007 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Thermage’s business and its financial results are detailed in its third quarter Form 10-Q and other reports as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Thermage undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Thermage, Inc

Reconciliation of GAAP to non-GAAP earnings per share

(unaudited)

	GAAP Range of Estimates				Non-GAAP Range of Estimates
	From		To	Adjustment (a)	From		To
FY 2007
Net income per diluted share (b)	$0.10	-	$0.11	$0.19	$0.29	-	$0.30

(a)	Represents the Company’s estimate of stock-based compensation charges, net of income taxes.

(b)	Reflects weighted average shares outstanding used in calculating net income per diluted share of 25.7 million.